Exhibit 99.1

 The First Bancshares, Inc. Reported Increased Earnings and Quarterly Dividend

     HATTIESBURG, Miss.--(BUSINESS WIRE)--Oct. 24, 2007--The First Bancshares, Inc. (NASDAQGS: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported increased earnings for the third quarter which ended September 30, 2007. The company also announced a $.075 per share quarterly dividend. The record date of the dividend will be November 8, 2007 with a payable date of November 20, 2007. The Company has also announced the purchase of a bank building from Regions Financial Corporation as part of Regions/AmSouth merger. This facility is located on S. 40th Avenue in Hattiesburg, MS and is approximately 12,000 square feet.

     Earnings for the three months ended September 30, 2007 were $ 1,293,000, a 76.8% increase from earnings of $731,000 in the comparable quarter in 2006. Earnings for the third quarter of 2007 were up $181,000 or 16.2%, from the third quarter of 2007. Nine month earnings for the period ended September 30, 2007 were $3,116,000 compared to $2,479,000 for the comparable period in 2006, an increase of 25.7%.

     David E. Johnson, CEO stated, "We are pleased to announce a 25.7% increase in our earnings over the comparable nine month period in 2006. We have been able to increase our earnings while expanding our footprint in South Mississippi. We are very excited about our purchase of the Regions building on S. 40th Avenue. This purchase will allow us to further expand on our current retail presence in the diverse Hattiesburg, MS marketplace."

     The following are key achievements in the last nine months ended September 30, 2007:

     -- Total loans increased 28.2% to $368,958 with a 26.0% increase in commercial loans.

     -- Total deposits increased 11.7% to $392,843 with an 8.5% increase in non-interest bearing deposits.

     --   Net interest income increased 33.4%.

     --   Return on Average Equity was 12.38%

     --   Company purchased land in Biloxi, Mississippi.

     Deposits

     Total deposits increased to $392,843 in the period ended September 30, 2007, an 11.7% increase over the period ended December 31, 2006. Deposits grew 24.9% over the comparable nine month period in 2006. This growth rate is attributed to superior performance in all of our branches in attracting new deposits and continued growth in our newest locations in southern Mississippi.

     Loans

     Total loans increased 28.2% to $368,958 for the nine month period ended September 30, 2007 compared to the period ended December 31, 2006. Loans increased 26.9% over the comparable nine month period in 2006. The Company is continuing to experience growth in all categories of the loan portfolio.

     Net Income and Earnings Per Share

     Net income was $1,293,000 and $3,116,000 for the three and nine months ended September 30, 2007, increases of 76.8% and 25.7% over comparable periods in 2006. Net Interest income was increased 33.4% over the last nine months and non-interest income increased 42.6% in that same period. Non-interest income was $2,327,000 in the nine month period ending September 30, 2007 compared to $1,632,000. The Company has maintained a net interest margin of 4.31% in a challenging interest rate environment.

     Fully-diluted earnings per share for the three month period ended September 30, 2007 amounted to $0.42 per share a 44.8% increase from the comparable period in 2006 of $0.29. Fully-diluted earnings per share amounted to $1.02 for the nine month period ended September 30, 2007, a 4.1% increase from the comparable period in 2006 of $0.98. The Company increased its outstanding shares by 608,254 in 2006. These additional shares account for a $0.11 decrease in earnings per share compared to the same period in 2006. The Company reported a gain on the sale of property which account for a $0.06 increase in earnings per share compared to the same period in 2006.

     -- A reduction of $0.11 was due to 608,254 additional shares of stock issued since the third quarter of 2006. New shares of 365,000 were issued @ 22.50 per share for a capital infusion of $8.2 million and 109,181 shares were issued in conjunction with the merger of First National Bank of Wiggins and the balance was issued due to the exercise of outstanding stock option.

     -- A $0.06 increase is attributable to a gain on the sale of property which was recognized during the third quarter of 2007. This event increased earnings for the comparable period in 2007.

     Dividends

     The First has consistently increased dividends. In 2004 the annual dividend was $0.08, $0.10 in 2005 and $0.16 in 2006 and $0.30 in 2007. At the beginning of the year, the Company instituted a policy of quarterly dividends and the current quarterly dividend is $0.075 with $0.225 paid in the first nine months of 2007.

     The First Bancshares, Inc. headquartered in Hattiesburg, Mississippi is the holding company for The First, a National Banking Association. The First operates ten branches in southern Mississippi. The First Bancshares has $492,000 million in assets and has 2,987,884 shares outstanding traded on the NASDAQ Global Market with the symbol of FBMS. For more information, go to www.thefirstbank.com.

     Forward Looking Statement

     This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC's website, http://www.sec.gov.


                      THE FIRST BANCSHARES, INC.
                         FINANCIAL HIGHLIGHTS
                             (Unaudited)

          ($ amounts in thousands except earnings per share)

                                For three months     For nine months
                               ended September 30, ended September 30,

                                  2007      2006     2007      2006

Interest income                     8,909    6,079    24,641    16,471
Interest expense                    3,987    2,382    10,934     6,198
Net interest income                 4,922    3,697    13,707    10,273
Provision for loan losses             316      289       966       583
Net interest income after
provision for loan losses           4,606    3,408    12,741     9,690
Non-interest income                   966      509     2,327     1,632
Non-interest expense                3,783    2,864    10,839     7,833
Income before income taxes          1,789    1,053     4,229     3,489
Income taxes                          496      322     1,113     1,010
Net income                      $   1,293  $   731  $  3,116  $  2,479

Basic:
Earnings per share              $     .43  $   .31  $   1.05  $   1.05

Diluted:
Earnings per share              $     .42  $   .29  $   1.02  $    .98

Dividends per share             $    .075  $     -  $    .45  $    .16


                                      Sept. 30,   Dec. 31,  Sept. 30,
                                         2007       2006       2006

Total assets                             491,729    417,769    361,764
Cash and due from banks                    9,313     10,415     18,738
Federal funds sold                         2,459      8,772     11,543
Investment securities                     88,398     91,810     63,900
Loans, net of unearned interest          368,958    287,875    251,072
Deposits-interest bearing                329,180    293,070    239,955
Deposits-non interest bearing             63,663     58,652     62,246
Total deposits                           392,843    351,722    302,201
Borrowed funds/Reverse Repo               51,360     20,827     26,371
Subordinated debentures                   10,310     11,341     11,217
Stockholder's equity                      34,758     32,365     20,677
Book value (per share)                $    11.63 $    11.32 $     8.69
Total shares outstanding               2,987,884  2,858,408  2,379,630


     CONTACT: The First Bancshares, Inc.
              David Johnson, CEO, 601-268-8998
              or
              DeeDee Lowery, CFO, 601-268-8998